Supplement dated January 18, 2007

To PROSPECTUS SUPPLEMENT DATED January 16, 2007
(To Prospectus dated October 17, 2006)

$2,087,535,100
(Approximate)

MASTR Adjustable Rate Mortgages Trust 2007-1,
Mortgage Pass-Through Certificates, Series 2007-1

Mortgage Asset Securitization Transactions, Inc.
(Depositor)

UBS Real Estate Securities Inc.
(Transferor)

Wells Fargo Bank, N.A.
(Master Servicer and Trust Administrator)

The prospectus supplement dated January 16, 2007 to the prospectus dated October 17, 2006 with respect to the above captioned series is hereby amended as follows:

1.

The first paragraph under “Summary—Group I—Optional Termination” on page S-25 is hereby deleted and replaced in its entirety by the following:

Group I—Optional Termination

The group I terminating entity (which shall not be the sponsor or an affiliate of the sponsor) may direct the trust administrator to conduct an auction to sell the group I loans and group I REO properties, or arrange for the purchase thereof by the master servicer, as applicable, and retire the group I certificates on the first distribution date on which the latest of each of the following has occurred: (i) the aggregate principal balance of the loans in group I that adjust on the basis of MTA, after giving effect to distributions to be made on that distribution date, is less than 10% of the aggregate principal balance of such loans as of the cut-off date, (ii) the aggregate principal balance of the loans in group I that adjust on the basis of LIBOR and that have prepayment penalties, after giving effect to distributions to be made on that distribution date, is less than 10% of the aggregate principal balance of such loans as of the cut-off date and (iii) the aggregate principal balance of the loans in group I that adjust on the basis of LIBOR and that do not have prepayment penalties, after giving effect to distributions to be made on that distribution date, is less than 10% of the aggregate principal balance of such loans as of the cut-off date; provided, that no group I optional termination by the group I terminating entity will be permitted without the consent of the group I certificate insurer if a payment would be required under the group I certificate insurance policy or if amounts due to the group I certificate insurer would remain unreimbursed on the termination date.

2.

The seventh bullet point under “Risk Factors—Unpredictability of Prepayments and Effect on Yields” on page S-32 is hereby deleted and replaced in its entirety by the following:

•

With respect to group I certificates, the group I terminating entity may direct the trust administrator to conduct an auction to sell the group I loans and group I REO properties and retire the group I certificates on any distribution date when the latest of each of the following occurs: (i) the aggregate principal balance of the loans in group I that adjust on the basis of MTA, after giving effect to distributions to be made on that distribution date, is less than 10% of the aggregate principal balance of such loans as of the cut-off date, (ii) the aggregate principal balance of the loans in group I that adjust on the basis of LIBOR and that have prepayment penalties, after giving effect to distributions to be made on that distribution date, is less than 10% of the aggregate principal balance of such loans as of the cut-off date and (iii) the aggregate principal balance of the loans in group I that adjust on the basis of LIBOR and that do not have prepayment penalties, after giving effect to distributions to be made on that distribution date, is less than 10% of the aggregate principal balance of such loans as of the cut-off date; provided, that no group I optional termination by the group I terminating entity will be permitted without the consent of the group I certificate insurer if a payment would be required under the group I certificate insurance policy or if amounts due to the group I certificate insurer would remain unreimbursed on the termination date. The trust administrator will not be permitted to sell the group I loans and group I REO properties and retire the group I certificates pursuant to any auction unless at least three bids are received and the winning bid meets or exceeds the amount calculated under “The Pooling and Servicing Agreement—Group I Optional Termination; Group I Auction Sale” in this prospectus supplement.  If the first auction of the group I loans is not successful, the group I terminating entity may direct the trust administrator to conduct an additional auction of such loans every six months, unless certain conditions specified in the pooling and servicing agreement are not satisfied, until the completion of a successful auction.

3.

The first paragraph under “The Pooling and Servicing Agreement—Group I Optional Termination; Group I Auction Sale” on page S-161 is hereby deleted and replaced in its entirety by the following:

The Group I Terminating Entity will have the right to direct the trust administrator to conduct an auction to sell all of the Group I Loans and Group I REO Properties, or arrange for the purchase thereof by the Master Servicer, as applicable, and thereby effect the early retirement of the certificates, on any Distribution Date on which the latest of each of the following has occurred: (i) the aggregate Stated Principal Balance of the Group I MTA Loans, after giving effect to distributions to be made on that Distribution Date, is less than 10% of the aggregate Stated Principal Balance of such loans as of the Cut-Off Date, (ii) the aggregate Stated Principal Balance of the Group I LIBOR Loans that have prepayment penalties, after giving effect to distributions to be made on that Distribution Date, is less than 10% of the aggregate Stated Principal Balance of such loans as of the Cut-Off Date and (iii) the aggregate Stated Principal Balance of the Group I LIBOR Loans that do not have prepayment penalties, after giving effect to distributions to be made on that Distribution Date, is less than 10% of the aggregate Stated Principal Balance of such loans as of the Cut-Off Date; provided, that no group I optional termination by the Group I Terminating Entity will be permitted without the consent of the Group I Certificate Insurer if a payment would be required under the Group I Certificate Insurance Policy or if amounts due to the Group I Certificate Insurer would remain unreimbursed on the final Distribution Date.

4.

The definition of “Group I Optional Termination Date” under the heading “Glossary of Terms” on page S-178 is hereby deleted in its entirety and replaced in its entirety by the following:

“Group I Optional Termination Date” means the first Distribution Date on which the latest of each of the following has occurred: (i) the aggregate Stated Principal Balance of the Group I MTA Loans, after giving effect to distributions to be made on that Distribution Date, is less than 10% of the aggregate Stated Principal Balance of such loans as of the Cut-Off Date, (ii) the aggregate Stated Principal Balance of the Group I LIBOR Loans that have prepayment penalties, after giving effect to distributions to be made on that Distribution Date, is less than 10% of the aggregate Stated Principal Balance of such loans as of the Cut-Off Date and (iii) the aggregate Stated Principal Balance of the Group I LIBOR Loans that do not have prepayment penalties, after giving effect to distributions to be made on that Distribution Date, is less than 10% of the aggregate Stated Principal Balance of such loans as of the Cut-Off Date.

UBS Investment Bank